U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2020

Mobiquity Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation or organization)

000-51160

(Commission File Number)

11-3427886

(I.R.S. Employer Identification Number)

          35 Torrington Lane, Shoreham, NY 11786

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (516) 246-9422

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory arrangements of Certain Officers

Mobiquity Technologies Inc. announced today that Deepankar Katyal is stepping down from Mobiquity’s Board of Directors effective May 5, 2020. Due to the recent expansion of his family and time commitment necessary to run the day-to-day operations of Advangelists, a wholly-owned subsidiary of Mobiquity, Mr. Katyal believes his time and efforts would be more useful focusing on technology and revenue growth than serving on the Board of Mobiquity.

Item 8.01.	Other Events

The Company has been following the recommendations of local health authorities to minimize exposure risk for its team members for the past several weeks, including the temporary closures of its offices and having team members work remotely, and, as a result, the quarterly report will not be completed by the filing deadline, due to insufficient time to facilitate the internal and external review process.

Mobiquity Technologies, INC. (the “Company”) will be relying on the Securities and Exchange Commission's Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act of 1934 and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88318) (the Order) to delay the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the Report) due to the circumstances related to COVID-19.

In light of the current COVID-19 pandemic, the Company will be including the following Risk Factor in its Quarterly Report as well as its recently filed 2019 annual report:

Impacts of COVID-19 to Business and the general economy

COVID -19 has recently caused a material and substantial adverse impact on our general economy and our business operations. It has caused there to be a substantial decrease in our sales, cancellations of purchase orders and has resulted in accounts receivables not being timely paid as anticipated. Further, it has caused us to have concerns about our ability to meet our obligations as they become due and payable. In this respect, our business is directly dependent upon and correlates closely to the marketing levels and ongoing business activities of our existing clients. If material adverse developments in domestic and global economic and market conditions adversely affect our clients’ businesses, such as COVID-19, our business and results of operations could (and in the case of COVID-19) equally suffer. Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. COVID-19 future widespread economic slowdowns in any of these markets, particularly in the United States, may negatively affect the businesses, purchasing decisions and spending of our clients and prospective clients, and payment of accounts receivable due us, which could result in reductions in our existing business as well as our new business development and difficulties in meeting our cash obligations as they become due. In the event of continued widespread economic downturn caused by COVID-19, we will likely experience a reduction in current projects, longer sales and collection cycles, deferral or delay of purchase commitments for our data products, processing functionality, software systems and services, and increased price competition, all of which could substantially adversely affect revenue and our ability to remain a going concern.

In the event we remain a going concern, the impacts of the global emergence of Coronavirus disease (COVID-19) on our business, sources of revenues and then general economy, are currently not fully known. We are conducting business as usual with some modifications to employee work locations, and cancellation of certain marketing events, among other modifications. We lost a purchase order in excess of one million dollars with major US sports organization. We have observed other companies taking precautionary and preemptive actions to address COVID-19 and companies may take further actions that alter their normal business operations. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees, customers, partners, suppliers and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers and prospects, although we do anticipate it to negatively impact our financial results during fiscal year 2020.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(b) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOBIQUITY TECHNOLOGIES, INC.

Dated: May 9, 2020
By: /s/ Dean L. Julia
Dean L. Julia, Chief Executive Officer

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